                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
 | | Preliminary Proxy Statement           |_| Confidential, For Use of the Com-
                                               mission Only (as permitted by
                                               Rule 14a-6(e)(2))
 |X| Definitive Proxy Statement
 |_| Definitive Additional Materials
 |_| Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              HENRY SCHEIN, INC.
               (Name of Registrant as Specified in Its Charter)

           --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant

Payment of Filing Fee (Check the appropriate box):

 |X| No fee required.

 |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:


|_| Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, Schedule or Registration Statement no.:

(3) Filing Party:

(4) Date Filed:

                            [LOGO] HENRY SCHEIN(R)
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 27, 1998

Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders of Henry Schein, Inc. (the "Company"), to be held at 10:00 a.m., on Wednesday, May 27, 1998 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York.

         The Annual Meeting will be held for the following purposes:

         1. To elect 13 directors of the Company for terms expiring in 1999.

         2. To amend the Company's Certificate of Incorporation to increase the number of shares of common stock that the Company is authorized to issue.

         3. To amend the Company's 1994 Stock Option Plan to increase the number of shares issuable under the Plan.

         4. To ratify the selection of BDO Seidman, LLP as the Company's independent auditors for the fiscal year ending December 26, 1998.

         5. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

         Only stockholders of record at the close of business on April 13, 1998 are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof.

         Whether or not you expect to attend the meeting in person, please complete, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States.

                                     STANLEY M. BERGMAN
                                     Chairman, Chief Executive Officer
                                       and President

Melville, New York
April 20, 1998

                              HENRY SCHEIN, INC.
                                135 DURYEA ROAD
                           MELVILLE, NEW YORK 11747

                               -----------------

                                PROXY STATEMENT

                               -----------------

         The Board of Directors of Henry Schein, Inc. (the "Company") has fixed the close of business on April 13, 1998 as the record date for determining the holders of the Company's common stock, par value $.01 per share (the "Common Stock"), entitled to notice of and to vote at the 1998 Annual Meeting of Stockholders (the "Annual Meeting"). As of that date, 35,421,528 shares of Common Stock were outstanding, each entitled to one vote. The Notice of Annual Meeting, this Proxy Statement and the form of proxy are first being mailed to stockholders of record of the Company on or about April 20, 1998. A copy of the Company's 1997 Annual Report to Stockholders is being mailed with this Proxy Statement but is not incorporated herein by reference.

         Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved. Abstentions and broker non-votes will have no effect on the election of directors (Proposal
1), which is by plurality vote, but abstentions will, in effect, be votes against the approval of the proposed amendment to the Company's 1994 Stock Option Plan (Proposal 3) and the ratification of the selection of independent public accountants (Proposal 4), as these items require the affirmative vote of the shares present and eligible to vote on such matters. Since approval of the proposed amendment to the Company's Certificate of Incorporation (Proposal
2) requires the affirmative vote of a majority of the outstanding shares, both abstentions and broker non-votes will, in effect, be votes against such matter.

         The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or other means by directors or employees of the Company or its subsidiaries without additional compensation. The Company will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing proxy materials to the beneficial owners of shares held of record by such persons. In addition, the Company has retained Georgeson & Company, Inc. of New York, New York, a proxy solicitation organization, to assist in the solicitation of proxies. The fee of such organization in connection herewith is estimated to be $8,500, plus reasonable out-of-pocket expenses.

         The enclosed proxy is solicited by the Board of Directors of the Company. It may be revoked at any time prior to its exercise by giving written notice to the Secretary of the Company, by executing a subsequent proxy and delivering it to the Secretary of the Company, or by attending the meeting and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

         The following table presents certain information regarding beneficial ownership of the Company's Common Stock as of April 8, 1998 by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table on page 14 of this Proxy Statement and (iv) all directors and executive officers as a group. Unless otherwise indicated, each person in the table has sole voting and investment power as to the shares shown.


                                                                                       Shares
                                                                                 Beneficially Owned
                                                                    --------------------------------------------
                                                                                              Percent
         Name and Address (1)                                               Number            of Class

          Stanley M. Bergman (2)...................................       8,046,907            22.7%
          Marvin H. Schein, Individually and as
                   Trustee (3).....................................       3,498,538             9.9%
          Leslie J. Levine, as Trustee (4).........................       2,809,879             7.9%
          Pamela Schein (5)........................................       1,617,504             4.6%
          Irving Shafran and Judith Shafran, as
                   Trustees (5)....................................       1,617,504             4.6%
          Marion Bergman, as Trustee (6)...........................       1,153,137             3.3%
          Leslie Bergman, as Trustee (7)...........................         995,679             2.8%
          Barry J. Alperin.........................................           4,633              *
          Gerald A. Benjamin (8)...................................          80,790              *
          James P. Breslawski (9)..................................         163,722              *
          Leonard A. David (10)....................................          33,633              *
          Bruce Haber (11).........................................         541,491             1.5%
          Pamela Joseph (12).......................................         340,180             1.0%
          Donald J. Kabat..........................................           4,433              *
          Mark E. Mlotek (13)......................................          46,562              *
          Steven Paladino (14).....................................          89,230              *
          Robert J. Sullivan (15)..................................         777,446             2.1%
          AMVESCAP PLC (16)........................................       1,826,620             5.2%
          Marsh & McLennan Companies, Inc.(17).....................       3,632,047            10.3%
          Directors and Executive Officers as a
                   Group (18 persons) (18).........................       9,865,000            27.9%
------------


         * Represents less than 1%.

(1) Unless otherwise indicated, the address for each person is c/o Henry Schein, Inc., 135 Duryea Road, Melville, New York 11747.
(2) Includes (a) 20,367 shares which Mr. Bergman owns directly and which he has the power to vote and the power to dispose of in accordance with the HSI Agreement (as defined herein), (b) 2,690,278 shares which Mr. Bergman shares the power to vote pursuant to voting trust agreements, (c) options to purchase 681,087 shares of Common Stock exercisable within 60 days by certain executives which shares will be subject to the Voting Trust (as defined herein) and which Mr. Bergman will share the power to vote and (d) an additional 4,655,175 shares held by certain stockholders of the Company, which shares are required by the HSI Agreement to be voted for the eight nominees for director selected by Mr. Bergman in accordance with the

         HSI Agreement. The shares described in (a) through (c) must also be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS -- Certain Voting Arrangements."
(3) Includes (a) 688,659 shares which Mr. Schein owns directly and (b) 2,809,879 shares owned in trusts for the benefit of Mr. Schein and his family members, and/or trusts for charities of which Mr. Schein and Mr. Levine are co-trustees. Mr. Schein has the power to vote and to dispose of such shares in accordance with the HSI Agreement. Mr. Schein has the right to nominate one director to the Board of Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including Mr. Schein) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(4) Mr. Levine holds such shares as co-trustee of trusts for the benefit of Marvin H. Schein and his family members, and/or trusts for charities. Mr. Levine has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(5) The shares are owned by a revocable trust established by Ms. Schein of which Mr. Shafran and Ms. Shafran are co-trustees. Ms. Schein has the power to dispose of such shares if she revokes the trust, subject to the HSI Agreement. Mr. Shafran and Ms. Shafran have the power to dispose of such shares in accordance with the HSI Agreement. All of such shares are subject to the Voting Trust. Ms. Schein has the right to nominate one director to the Board of Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including the trustees of the revocable trust) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

(6) Ms. Bergman holds such shares as a trustee or co-trustee of trusts established by Stanley M. Bergman for the benefit of Stanley M. Bergman and his family members. Ms. Bergman has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(7) Leslie Bergman holds such shares as co-trustee of trusts established by Stanley M. Bergman for the benefit of Stanley M. Bergman and his family members. Leslie Bergman has the power to vote and to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(8) Includes (a) 1,000 shares owned directly, (b) 34,290 shares subject to the Voting Trust and (c) options to purchase 45,500 shares of Common Stock exercisable within 60 days which will be subject to the Voting Trust upon exercise. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(9) Includes (a) 158,622 shares subject to the Voting Trust, which Mr. Breslawski has the power to dispose of in accordance with the HSI Agreement and must be voted for the nominees for director selected in accordance with the HSI Agreement. In addition, Mr. Breslawski has options to purchase 5,100 shares of Common Stock exercisable within 60 days, which shares will be subject to the Voting Trust upon exercise.
         See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(10) Includes (a) 2,500 shares owned directly, (b) 9,560 shares subject to the Voting Trust and (c) options to purchase 21,573 shares of Common Stock exercisable within 60 days, which shares will be subject to the Voting Trust upon exercise. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(11) Includes (a) 76,360 shares owned directly, including 27,183 shares subject to a Restricted Stock Agreement, and (b) options to purchase 465,131 shares of Common Stock exercisable within 60 days.
(12) Ms. Joseph has the power to dispose of such shares in accordance with the HSI Agreement. All of such shares are subject to the Voting Trust. Ms. Joseph has the right to nominate one director to the Board of

         Directors in accordance with the HSI Agreement. Certain stockholders of the Company (including Ms. Joseph) are required to vote for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(13) Includes (a) 2,000 shares owned directly, (b) 8,312 shares subject to the Voting Trust, (c) options to purchase 31,450 shares of Common Stock exercisable within 60 days, which shares will be subject to the

         Voting Trust upon exercise and (d) 4,800 shares which Mr. Mlotek has the power to vote as trustee of trusts for certain third parties. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."
(14) Includes (a) 3,500 shares owned directly, (b) 33,470 shares subject to the Voting Trust and (c) options to purchase 50,960 shares of Common Stock exercisable within 60 days, which shares will be subject to the Voting Trust upon exercise. Mr. Paladino has the power to dispose of such shares in accordance with the HSI Agreement. All of such shares must be voted for the nominees for director selected in accordance with the HSI Agreement. See "ELECTION OF
         DIRECTORS--Certain Voting Arrangements."
(15) Includes (a) 656,170 shares of Common Stock and (b) options to purchase 121,276 shares of Common Stock exercisable within 60 days.
         In addition, the Robert J. Sullivan Family Foundation, Ltd. owns 106,500 shares of Common Stock, beneficial ownership of which is disclaimed by Mr. Sullivan.
(16) The address of AMVESCAP PLC is 11 Devonshire Square, London EC2M 4YR, England. Information regarding the AMVESCAP PLC is based on Schedule 13G filed by such person with the Securities & Exchange Commission as of February 9, 1998. AMVESCAP PLC filed its Schedule 13G jointly on behalf of itself, AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc. INVESCO Management & Research, Inc. and INVESCO Realty Advisors, Inc.
(17) The address of Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, New York 10036. Information regarding the Marsh & McLennan Companies, Inc. is based on Schedule 13G filed by such person with the Securities & Exchange Commission as of January 16, 1998. Marsh & McLennan Companies, Inc. filed its Schedule 13G jointly on behalf of itself, Putnam Investments, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.
(18)     Includes (a) all shares described in the preceding notes (2) through
         (13), and (b) 496,766 shares held by other executive officers which are not subject to the Voting Trust, and 1,800 shares held by other directors which are not subject to the Voting Trust. See "ELECTION OF DIRECTORS--Certain Voting Arrangements."

                                  PROPOSAL 1
                            ELECTION OF DIRECTORS

         Thirteen directors are to be elected at the Annual Meeting to serve until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has approved the persons named below as nominees and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and was elected by the stockholders at the 1997 Annual Meeting, except that Robert J. Sullivan and Bruce J. Haber were appointed as directors by the Board of Directors in November 1997 upon stockholder approval of an amendment to the Company's Amended and Restated Certificate of Incorporation (as amended, the "Certificate of Incorporation") permitting the Board to increase the number of directors. All of the nominees have consented to be named and, if elected, to serve. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies may be voted in the discretion of the persons acting pursuant to the proxy for the election of other nominees. Directors will be elected by plurality vote. Set forth below is certain information concerning the nominees:


                      NAME                                   AGE                    POSITION
                      ----                                   ---                    --------

Stanley M. Bergman....................................         48        Chairman, Chief Executive Officer,
                                                                           President and Director
Robert J. Sullivan....................................         67        Vice Chairman and Director
James P. Breslawski...................................         44        Executive Vice President and Director
Bruce J. Haber........................................         45        Executive Vice President, President of the
                                                                           Medical Group and Director
Gerald A. Benjamin....................................         45        Senior Vice President--Administration and
                                                                           Customer Satisfaction and Director
Leonard A. David......................................         49        Vice President--Human Resources, Special
                                                                           Counsel and Director
Mark E. Mlotek........................................         42        Vice President, General Counsel,
                                                                           Secretary and Director
Steven Paladino.......................................         41        Senior Vice President, Chief Financial
                                                                           Officer and Director
Barry J. Alperin......................................         57        Director
Pamela Joseph.........................................         55        Director
Donald J. Kabat.......................................         62        Director
Marvin H. Schein......................................         56        Director
Irving Shafran........................................         54        Director

         STANLEY M. BERGMAN has been Chairman, Chief Executive Officer, and President since 1989 and a director of the Company since 1982. Mr. Bergman held the position of Executive Vice President of the Company and Schein Pharmaceutical, Inc. from 1985 to 1989 and Vice President of Finance and Administration of the Company from 1980 to 1985. Mr. Bergman is a certified public accountant.

         ROBERT J. SULLIVAN became Vice Chairman and a Director of the Company in November 1997 in connection with its acquisition of Sullivan Dental Products, Inc. ("Sullivan Dental"). Mr. Sullivan, one of the founders of Sullivan Dental, had been Chairman of that company since 1990 and was its Chief Executive Officer from 1985 to 1992. He had been a director of Sullivan Dental since 1980.

         JAMES P. BRESLAWSKI has been an Executive Vice President of the Company since 1990, with primary responsibility for the North American Dental Group, the Veterinary Group and corporate creative services, and a director of the Company since 1990. Between 1980 and 1990, Mr. Breslawski held various positions with the Company, including Chief Financial Officer, Vice President of Finance and Administration and Controller. Mr. Breslawski is a certified public accountant.

         BRUCE J. HABER became an Executive Vice President of the Company and President of the Medical Group in August 1997 in connection with its acquisition of Micro Bio-Medics, Inc. ("MBM"), and became a director of the Company in November 1997. He had been the President of MBM since 1983 and a director of MBM since 1981.

         GERALD A. BENJAMIN has been Senior Vice President of Administration and Customer Satisfaction since January 1993, including responsibility for the worldwide human resource function, and has been a director of the Company since September 1994. Prior to holding his current position, Mr. Benjamin was Vice President of Distribution Operations of the Company from 1990 to December 1992 and Director of Materials Management of the Company from 1988 to 1990. Before joining the Company in 1988, Mr. Benjamin was employed for 13 years in various management positions at Estee Lauder, where his last position was Director of Materials Planning and Control.

         LEONARD A. DAVID has been Vice President of Human Resources and Special Counsel since January 1995. Mr. David held the office of Vice President, General Counsel and Secretary from 1990 to January 1995 and practiced corporate and business law for eight years prior to joining the Company in 1990. Mr. David has been a director of the Company since September 1994.

         MARK E. MLOTEK joined the Company in December 1994 as Vice President, General Counsel and Secretary and became a director of the Company in September 1995. Prior to joining the Company, Mr. Mlotek was a partner in the law firm of Proskauer Rose LLP, specializing in mergers and acquisitions, corporate reorganizations and tax law from 1989 until he joined the Company.

         STEVEN PALADINO has been Senior Vice President and Chief Financial Officer of the Company since April 1993 and has been a director of the Company since December 1992. From 1990 to April 1993, Mr. Paladino served as Vice President and Treasurer and from 1987 to 1990 served as Corporate Controller of the Company. Before joining the Company in 1987, Mr. Paladino was employed as a public accountant for seven years and most recently was with the international accounting firm of BDO Seidman, LLP. Mr. Paladino is a certified public accountant.

         BARRY J. ALPERIN has been a director of the Company since May 1996. Mr. Alperin has been a private consultant since August 1995. Mr. Alperin served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995. Mr. Alperin served as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990 and as its Senior Vice President and Executive Vice President from 1985 through 1989. Mr. Alperin currently serves as a director for Seaman Furniture Company, Inc., a furniture retailing company, and K'nex Industries, Inc., a wholesale toy company.

         PAMELA JOSEPH has been a director of the Company since September 1994. For the past five years, Ms. Joseph has been a self-employed artist and is President of Anderson Ranch Arts Center. Ms. Joseph is also a trustee of Alfred University.

         DONALD J. KABAT has been a director of the Company since May 1996. Mr. Kabat is President of D.K. Consulting Services, Inc. and served as Chief Financial Officer of Central Park Skaters, Inc. from September 1992 to September 1995. From 1970 to 1992, Mr. Kabat was a partner in Andersen Consulting, an affiliate of Arthur Andersen, LLP.

         MARVIN H. SCHEIN has been a director of the Company since September 1994 and has provided consulting services to the Company since 1982. Mr. Schein founded Schein Dental Equipment Corp., a subsidiary of the Company, and served as its President for 16 years. Prior to founding Schein Dental Equipment Corp., Mr. Schein held various management and executive positions with the Company.

         IRVING SHAFRAN has been a director of the Company since September 1994 and was nominated by Pamela Schein as her designee for director of the Company. Mr. Shafran has been an attorney in private practice for the past 25 years. From 1991 through December 1995, Mr. Shafran was a partner in the law firm of Anderson Kill Olick and Oshinsky, PC.

Certain Voting Arrangements

         The Amended and Restated HSI Agreement, as amended (the "HSI Agreement"), among certain stockholders of the Company, which was entered into in connection with the Company's reorganization in 1994, provides that until the earlier of January 1, 1999 or the termination of the voting trust established in connection therewith (the "Voting Trust"), Marvin H. Schein, Pamela Joseph and Pamela Schein each have the right to select one nominee for director and Stanley M. Bergman, as voting trustee (or his successor voting trustee), has the right to select the remaining nominees. Mr. Schein and Ms. Joseph have chosen to be nominees for director and Ms. Schein has selected Mr. Shafran as a nominee for director. Mr. Bergman has selected the remaining nominees for director. The parties to the HSI Agreement, who currently have the right to vote approximately 20.7% of the Company's outstanding Common Stock, are required to vote for all such nominees. The HSI Agreement provides that, in general, from the earlier of January 1, 1999 or the termination of the Voting Trust until the earlier of (i) January 1, 2004, (ii) the first date on which Marvin H. Schein and his family group no longer beneficially own at least 25% of the outstanding Common Stock that they owned immediately after the reorganization, or (iii) the date of certain changes in the Company's management, Mr. Bergman has the right to select all of the nominees to the Board of Directors; provided, that if Marvin H. Schein does not approve such nominations, Mr. Bergman and Mr. Schein will each select that number of nominees equal to one-half of the entire Board, rounded down to the nearest whole number (of which one will be an independent nominee), and the remaining nominee (if this is an odd number of directors) will be elected by the two independent nominees. If any director previously nominated pursuant to the HSI Agreement ceases to hold office, the individual who nominated such director shall have the right to nominate his or her successor.

         The Voting Trust expires on December 31, 1998, unless earlier terminated. The shares subject to the Voting Trust, which includes shares held by certain executives and other stockholders of the Company, are voted by Mr. Bergman, except that the participants in the Voting Trust retain the power to vote their shares in connection with (i) a dissolution or liquidation of the Company, (ii) a merger or consolidation of the Company or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company, whether directly or indirectly, through a transfer of its subsidiaries or a significant business of the Company. Approximately 7.5% of the Company's outstanding Common Stock is held pursuant to the Voting Trust.

Board Meetings and Committees

         During the fiscal year ended December 27, 1997 ("fiscal 1997"), the Board of Directors held 11 meetings.

         The Board of Directors has an Audit Committee which currently consists of Messrs. Alperin and Kabat. The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee recommends to the Board of Directors, subject to stockholder approval, the selection of the Company's independent public accountants. The Audit Committee also reviews the Company's consolidated financial statements and the adequacy of the Company's internal controls. The Audit Committee meets with the independent public accountants to discuss the results of their audit of the Company, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. The Audit Committee held two meetings in fiscal 1997.

         The Board of Directors has a Compensation Committee which currently consists of Messrs. Alperin and Kabat. The Compensation Committee makes recommendations regarding the compensation and benefit policies and procedures of the Company. The Compensation Committee held four meetings during fiscal 1997.


         The Board of Directors has a Stock Option Committee which currently consists of Messrs. Alperin and Kabat. The Stock Option Committee determines grants under the Company's 1994 Stock Option Plan. The Stock Option Committee held two meetings during fiscal 1997.

Compensation of Directors

         In fiscal 1997, Messrs. Alperin and Kabat each received a $25,000 annual retainer and an additional $1,000 per board meeting and $500 per committee meeting attended (or $750 if such committee meeting was held on a day other than a day on which a board meeting was held), and were granted options to purchase 1,000 shares of the Company's Common Stock. Directors are reimbursed for their out-of-pocket expenses in attending board meetings and committee meetings. For fiscal 1998, Messrs. Alperin and Kabat will each receive a $25,000 annual retainer and an additional $1,000 per board meeting and $500 per committee meeting attended (or $750 if such committee meeting is held on a day other than a day on which a board meeting was held and were granted options to purchase 1,500 shares of the Company's Common Stock.

                                  PROPOSAL 2
                       AMENDMENT OF THE CERTIFICATE OF
                                INCORPORATION

         On March 17, 1998, the Board of Directors unanimously approved an amendment to the Company's Amended Certificate of Incorporation, as amended, that would increase the number of authorized shares of Common Stock from 60,000,000 to 120,000,000, and directed the submission of the amendment for approval at the Annual Meeting of Stockholders.

         As of April 13, 1998, 35,421,528 shares were issued and outstanding, 2,233,721 shares were reserved for issuance under the Company's 1994 Stock Option Plan, and 1,962,415 shares were reserved for issuance pursuant to stock options assumed by the Company in connection with certain acquisitions accounted for as poolings-of-interests ("Assumed Options").

         The Board of Directors considers the proposed increase in the number of authorized shares of Common Stock desirable because it would give the Board the flexibility to issue Common Stock, if it determined to do so, in connection with stock dividends and splits, future acquisitions, financings, employee benefits and other appropriate corporate purposes without the delay and expense that could arise if there were insufficient authorized shares for a proposed issuance, thereby requiring stockholder approval before such issuance could proceed. The Company's business strategy includes the acquisition of companies whose businesses and business strategies are complementary to Schein's, and the Company's largest acquisitions to date have been made primarily with stock rather than cash. Consequently, an adequate supply of authorized common stock, after taking into account other potentially desirable corporate actions such as stock dividends and splits, is very important to the Company's success and development.

         Except pursuant to the Company's 1994 Stock Option Plan, the Company has no present plans, agreements or understandings for the issuance of additional shares of Common Stock that are probable of occurrence as of the date of this Proxy Statement, but the Company reviews and evaluates potential acquisitions and other corporate actions on an on-going basis to determine if such actions would be in the best interest of the Company and its stockholders. Depending on the nature and size of any future issuance of Common Stock, further stockholder authorization may be required under Delaware law or the rules of the Nasdaq Stock Market or any stock exchange on which the Common Stock may then be listed.

         If the proposed amendment to the Company's Certificate of Incorporation is approved by the Company's stockholders, it would become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would occur promptly after the Annual Meeting.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                  PROPOSAL 3
                     AMENDMENT OF 1994 STOCK OPTION PLAN

         The Company maintains the Henry Schein, Inc. 1994 Stock Option Plan, as amended ("Stock Option Plan"), for the benefit of key employees of the Company and its designated subsidiaries. The proposed amendment to the Stock Option Plan would increase the number of shares of Common Stock issuable upon the exercise of Class B Options granted under the Stock Option Plan by approximately 4.7% of the outstanding shares of Common Stock, or 1,650,000 shares. The proposed amendment would not change the number of shares of Common Stock issuable upon the exercise of Class A Options, the maximum number of which have been issued.

         The first sentence of Section 5(b) of the Stock Option Plan, as proposed to be amended, would read in its entirety as follows:

                           Subject to adjustment as provided in this Section
                  5, the maximum aggregate number of Shares that may be issued under the Plan shall be 3,929,635 shares of Common Stock, of which a maximum of 237,897 of such Shares shall be covered by Class A Options and the balance of such Shares shall be covered by Class B Options.

         The Board of Directors believes that it is desirable to increase the total number of shares available under the Stock Option Plan in order to attract, motivate and retain key employees of the Company and its designated subsidiaries. The Stock Option Plan was amended at the 1997 Annual Meeting of Stockholders among other things, to increase the aggregate number of shares that may be issued under the Stock Option Plan by approximately 7% of the then outstanding shares of Common Stock, or 1,600,000 shares, and options have been granted with respect to all of such shares. Of this amount, approximately 374,000 options were granted in connection with the Company's 1997 compensation program, 557,000 options were granted in connection with the Sullivan acquisition, and approximately another 150,000 options were granted in connection with various other acquisitions, including MBM, during the 1997. The Stock Option Committee of the Company has granted additional options, a number of which are subject to shareholder approval of this amendment, to purchase approximately 595,000 shares of Common Stock, thereby exhausting the number of options available under the Stock Option Plan. Of the options to purchase an aggregate of 4,196,136 shares of Common Stock that were outstanding as of April 8, 1998, options to purchase 2,669,415 shares were issued by the Company pursuant to its assumption of the Assumed Options in accordance with their terms and in order to retain field personnel and key executives. The remaining 1,526,721 options have been granted under the Stock Option Plan.

         Description of the Stock Option Plan

         The purpose of the Stock Option Plan is to enable the Company and its designated subsidiaries to attract, retain and motivate key employees who are important to the success and growth of the Company and to create a mutuality of interest between the key employees and the stockholders of the Company by granting such key employees options to purchase Common Stock. Under the Stock Option Plan, as currently constituted, 2,279,635 shares of Common Stock may be issued. The Stock Option Plan provides for two classes of options: Class A Options, which have an exercise price of $4.21 per share, and Class B Options, which have exercise prices of not less than the fair market value of the Common Stock at the time of grant. Class A Options to purchase an aggregate of 211,597 shares of Common Stock were outstanding as of April 8, 1998, and Class B Options to purchase an aggregate of 2,022,124 shares of Common Stock were outstanding as of such date. If options are canceled, expire or terminate unexercised, the shares of Common Stock covered by such options are again available for the grant of options, except that the number of shares that may be issued pursuant to the exercise of Class A Options is reduced by the number of Class

A Options that are canceled, expire or are terminated. Both incentive stock options and non-qualified stock options may be issued under the Stock Option Plan.

         The maximum number of shares of Common Stock with respect to which options may be granted under the Stock Option Plan to any participant in any fiscal year cannot exceed 100,000 shares. To the extent that shares for which options are permitted to be granted to a participant during a year are not covered by a grant of an option in such year, such shares shall automatically increase the number of shares of Common Stock available for grant of options to such participant in the subsequent year.

         The Stock Option Plan is to be administered by the Company's Board of Directors or by a committee of two or more directors appointed by the Board (the "Committee"), each of whom qualifies as a non-employee director within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), and as an outside director within the meaning of
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"). The Stock Option Plan is currently administered by the Stock Option Committee of the Board of Directors. The committee has the full authority and discretion, subject to the terms of the Stock Option Plan, to determine those individuals who are eligible to be granted options and the amount and type of options. Terms and conditions of options are set forth in written option agreements, consistent with the terms of the Stock Option Plan. No option shall be granted under the Stock Option Plan on or after September 30, 2004 (the tenth anniversary of the effective date of the Stock Option Plan), but options granted prior to such date may extend beyond that date.

         The Stock Option Plan provides that it may be amended by the Company's Board of Directors or the Committee, except that no amendment may, without the approval of stockholders of the Company, (i) increase the total number of shares of Common Stock which may be acquired upon exercise of options granted under the Stock Option Plan, (ii) change the types of employees eligible to participate in the Stock Option Plan, (iii) effect any change that would require stockholder approval under securities laws, (iv) effect any change that would require stockholder approval under Section 162(m) of the Code or (v) reduce the purchase price of an outstanding option below the fair market value of a share of Common Stock on the date of such amendment.

         The options entitle the holder to purchase a specified number of shares of Common Stock, subject to vesting provisions, at a price set by the Committee at the time of grant, subject to certain limitations. The term of each option will be specified by the Committee upon grant, but may not exceed ten years from the date of grant (five years in the case of incentive stock options granted to owners of 10% or more of the Company's outstanding voting stock). The Committee will determine the time or times at which each option may be exercised. Options may be exercisable in installments, and the exercisability of options may be accelerated in some cases, including upon a change of control of the Company (as defined in the Stock Option Plan).

         Under the Stock Option Plan, the Committee may grant incentive stock options that qualify under Section 422 of the Code or non-qualified stock options. Incentive stock options are subject to certain requirements under the Stock Option Plan, as well as under the Code.

         A participant may elect to exercise one or more of his or her options by giving written notice to the Committee of such election at any time. The participant shall specify the number of options to be exercised and provide payment in full of the aggregate purchase price for the shares of Common Stock for which options are being exercised. Payment may be made (i) in cash or by check, bank draft or money order, (ii) if so permitted by the Committee, through delivery of unencumbered shares of Common Stock, a promissory note or a combination of cash and either of the foregoing, or (iii) on such other terms and conditions as may be acceptable to the Committee or as set forth in the participant's option agreement.

         Under the Stock Option Plan, the following options have been granted to each of the Named Executive Officers, all current executive officers as a group, and all other employees:


                 Name                              Number of Shares                 Weighted Average Exercise Price
                 ----                              ----------------                 -------------------------------

Stanley M. Bergman                                           0                                   --
James Breslawski                                        32,500                                  32.81
Gerald Benjamin                                         74,700                                  17.54
Steven Paladino                                         85,200                                  17.92
Mark Mlotek                                             54,800                                  18.74
Executive Officers as a Group                          566,643                                  22.00
   (12 people)
All Other Employees                                  3,830,819                                  21.48

   A copy of the Stock Option Plan is available upon request from the Company.

   Certain Federal Income Tax Consequences. The principal Federal income tax consequences with respect to stock options granted pursuant to the Stock Option Plan are summarized below:

   Incentive Stock Options. Options granted under the Stock Option Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code therefor. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to the Company. The sale of Common Stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the option price and will not result in a tax deduction to the Company. To receive incentive stock option treatment, the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted, or (ii) within one year after the date of exercise. In addition, if the Common Stock is held for more than 18 months after the date of exercise, the optionee will be taxed at the lowest rate applicable to capital gains for such optionee.

   If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Common Stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise (or, with respect to officers and directors, the date that sale of such stock would not create liability ("Section 16(b) liability") under Section 16(b) of the Exchange Act minus the option price or
(ii) the amount realized on the disposition minus the option price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain, at the applicable rate depending on the optionee's holding period for the stock disposed of. The Company generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

   The Stock Option Plan provides that an optionee may, if permitted by the Committee pay for Common Stock received upon the exercise of an option (including an incentive stock option) with other shares of Common Stock. In general, an optionee's transfer stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option with the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

   Non-Qualified Stock Options. An optionee will realize no income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the option price. The optionee's holding period with respect to the shares acquired will begin on the date of exercise.

   The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either long-term or short-term capital gain or loss and subject to taxation at the applicable rate, depending on the optionee's holding period for the stock disposed of. The Company generally will be entitled to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

   Certain Other Tax Issues. In addition, (i) any entitlement to a tax deduction on the part of the Company is subject to applicable Federal tax rules (including, without limitation, Code Section 162(m) regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an option may have implications in the computation of alternative minimum taxable income, and (iii) in the event that the exercisability or vesting of any option is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes.

   On March 17, 1998, the Board of Directors unanimously approved for submission to the stockholders the foregoing amendment to the 1994 Stock Option Plan.

   THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO APPROVE THE FOREGOING AMENDMENT TO THE STOCK OPTION PLAN.

                      COMPENSATION OF EXECUTIVE OFFICERS

                          SUMMARY COMPENSATION TABLE

   The following table sets forth information concerning annual and long-term compensation for the Company's Chief Executive Officer and the other four most highly paid executive officers (collectively, the "Named Executive Officers") for the fiscal years ended December 30, 1995, December 28, 1996 and December 27, 1997.


                                                Annual Compensation                     Long-Term Compensation
                                  -----------------------------------------  ---------------------------------------------------

                                                               Other Annual   Restricted      Stock      LTIP           Other
                                            Salary     Bonus   Compensation  Stock Awards    Options    Payouts     Compensation
Name and Principal Position       Year        ($)       ($)       ($)(1)        ($)(2)         (#)        ($)           ($)(3)
---------------------------       ----       -----     -----     --------       -------       -----      -----         -------


Stanley M. Bergman...........     1997      519,050   358,230    19,343           --           --          --         37,057
  Chairman, Chief Executive       1996      504,050   298,523    19,343           --           --          --         37,023
  Officer and President           1995      479,050   307,034    19,343           --           --          --         36,144
James P. Breslawski..........     1997      296,400    87,500    14,400           --           --          --         21,156
  Executive Vice President        1996      285,000    65,000    14,400           --           --          --         20,970
                                  1995      270,782    66,000    13,500           --           --          --         21,458
Gerald A. Benjamin...........     1997      233,200    72,500    14,400           --           --          --         17,020
  Senior Vice President of        1996      220,000    60,000    14,400           --           --          --         16,545
  Administration and              1995      205,000    52,500    13,500           --       47,200          --         15,064
  Customer Satisfaction
Steven Paladino..............     1997      233,200    80,000    14,400           --           --          --         16,732
  Senior Vice President and       1996      220,000    62,500    14,400           --           --          --         16,264
  Chief Financial Officer         1995      205,000    52,500    13,500           --       54,700          --         14,812
Mark E. Mlotek...............     1997      237,500    65,000    14,400           --           --          --         16,732
  Vice President, General         1996      225,000    50,000    14,400           --           --          --         16,566
  Counsel and Secretary           1995      212,000    45,000    13,500           --       32,300          --          8,729



(1) The 1995 amount shown in this column for Mr. Mlotek is comprised of an amount recorded to pay income taxes attributable to stock issuances made to him in 1995.

(2) At the end of fiscal 1997, Messrs. Breslawski, Benjamin, Paladino and Mlotek held 176,242, 41,845, 41,610 and 10,990 shares of restricted Common Stock, respectively, with an aggregate value of $5,926,137, $1,407,038, $1,399,136 and
                  $369,539 respectively.

(3) The 1995 amounts shown in this column represent (i) profit sharing contributions made by the Company on behalf of each of Messrs. Bergman, Breslawski, Benjamin and Paladino of $6,000 and on behalf of Mr. Mlotek of $4,566, (ii) Employee Stock Ownership Plan ("ESOP") contributions made by the Company on behalf of each of Messrs. Bergman, Breslawski, Benjamin and Paladino of $4,500 and on behalf of Mr. Mlotek of $3,425, (iii) excess life insurance and Supplemental Executive Retirement Plan ("SERP") contributions of $2,610 and $23,034 for Mr. Bergman, $1,003 and $8,455 for Mr. Breslawski, $714 and $3,850 for Mr. Benjamin, $462 and $3,850 for Mr. Paladino, and $738 and $0 for Mr. Mlotek, respectively, and (iv) an anniversary bonus to Mr. Breslawski of $1,500. The 1996 amounts shown in this column represent (i) profit sharing contributions made by the Company on each executive's behalf of $6,000, (ii) ESOP contributions made by the Company on each executive's behalf of $4,500, and (iii) excess life insurance and SERP contributions of $1,740 and $24,783 for Mr. Bergman, $1,020 and $9,450 for Mr. Breslawski, $795 and $5,250 for Mr. Benjamin, $514 and $5,250 for Mr. Paladino, and $816 and $5,250 for Mr. Mlotek, respectively. The 1997 amounts shown in this column represent (i) profit sharing contributions made by the Company on each executive's behalf of $6,400,
                  (ii) ESOP contributions made by the Company on each executive's behalf of $4,800, and (iii) excess life insurance and SERP contributions of $723 and $25,134 for Mr. Bergman, $408 and $9,548 for Mr. Breslawski, $696 and $5,124 for Mr. Benjamin, $408 and $5,124 for Mr. Paladino, and $408 and $5,124 for Mr. Mlotek, respectively.

Aggregated Fiscal 1997 Year-End Option Values

   The following table summarizes the number of all shares subject to options held by the Named Executive Officers at the end of fiscal 1997, and their value at that date if they were in-the-money. No stock options were exercised in fiscal 1997.


                                                                                    Value of Unexercised
                                  Number of Securities                         In-The-Money Options at 12/27/97
                                 Underlying Unexercised          ------------------------------------------------------------
                                   Options at 12/27/97                 Exercisable                     Unexercisable
                             -------------------------------     -----------------------      -------------------------------
                              Exercisable     Unexercisable       Shares                         Shares
                              -----------     -------------       ------                         ------
           Name                   (#)              (#)              (#)       Total ($)            (#)        Total ($)
           ----                   ---              ---              ---       ---------            ---        ---------

James P. Breslawski                  0          15,000                  0             0         15,000         135,975
Gerald A. Benjamin              41,250          18,450             41,250     1,077,194         18,450         218,181
Steven Paladino                 46,200          22,500             64,200     1,164,438         22,500         276,723
Mark E. Mlotek                  28,020          14,250             28,050       727,823         14,250         165,556

Employment and Other Agreements

   The Company and Stanley M. Bergman entered into an employment agreement dated as of January 1, 1992 (the "Employment Agreement"), providing for his continued employment as Chairman of the Board, President and Chief Executive Officer until December 31, 1999. The Employment Agreement provides Mr. Bergman with a base salary of $544,050 for 1998 and $559,050 for 1999. In addition, the Employment Agreement provides for incentive compensation to be determined by the Compensation Committee of the Board of Directors (or, if there is no Compensation Committee, the Board of Directors). The Compensation Committee

awarded incentive compensation of $358,230 to Mr. Bergman for 1997. Based on the range of incentive compensation provided for in the employment agreement, it is anticipated that incentive compensation will be in the range of $80,000 to $465,000 in 1998 and $85,000 to $485,000 in 1999. The Employment Agreement also provides that Mr. Bergman will continue to participate in all benefit, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers. The Company provides Mr. Bergman with the use of an automobile and expenses related thereto, and other miscellaneous benefits. If Mr. Bergman's employment with the Company is terminated by the Company without cause or terminated by Mr. Bergman following a material breach by the Company of the Employment Agreement which is not cured during the requisite period for cure of such breach, Mr. Bergman will receive all amounts then owed to him as salary and deferred compensation and any benefits accrued and owed to him or his beneficiaries under the then applicable benefit plans, programs and policies of the Company. In addition, Mr. Bergman will receive as severance pay, 100% of his then annual base salary and a payment equal to the account balance or accrued benefit Mr. Bergman would have been credited with under each pension plan maintained by the Company, in each case assuming the Company would have continued contributions until the natural expiration of the Employment Agreement, less Mr. Bergman's vested account balance or accrued benefits under each pension plan. Unless the Employment Agreement is terminated for cause or pursuant to Mr. Bergman's voluntary resignation, the Company will continue the participation of Mr. Bergman and his family in the health and medical plans, policies and programs in effect with respect to senior executive officers of the Company and their families. Coverage for Mr. Bergman and his spouse will continue from the end of Mr. Bergman's employment until their respective deaths, and coverage for his children will continue until their attainment of the age of twenty-one.

   The Company has entered into agreements with the Named Executive Officers to provide that if an executive's employment is terminated by the Company or by the executive without cause or for good reason, respectively, and not within two years after a change in control of the Company, the Company will pay to the executive severance pay equal to one month's base salary for each month the executive has been employed by the Company, with a minimum of six months and a maximum of twelve months, subject to offset for remuneration for subsequent employment. If the executive is terminated within two years following a change in control of the Company which has not been approved by a supermajority of the Board of Directors, the executive's severance pay will equal three times the severance pay the executive would have received had no change of control occurred, plus three times the amount of executive's incentive bonus for the year preceding the year of termination.

   In September 1994, the Company, Schein Pharmaceutical, Inc. and Marvin

Schein, a director and principal stockholder of the Company, agreed to terminate a lifetime consulting agreement entered into in 1982 between the Company's predecessor and Mr. Schein, and the Company and Mr. Schein agreed to continue the consulting arrangement on the terms set forth in a new lifetime consulting agreement (the "Consulting Agreement"). The current Consulting Agreement modified certain of the terms of the 1982 agreement, including the elimination of a provision limiting Mr. Schein's compensation to $100,000 per annum if the Company's pre-tax income were less than $3.5 million for two consecutive years. The 1982 agreement provided, and the current Consulting Agreement provides, for Mr. Schein's consulting services to the Company with respect to the marketing of dental supplies and equipment, from time to time. The consulting Agreement currently provides for initial compensation of $283,200 per year, increasing $25,000 every fifth year beginning in 2003. The Consulting Agreement also provides that Mr. Schein will participate in all benefit, compensation, welfare and perquisite plans, policies and programs generally available to either the Company's employees or the Company's senior executive officers, excluding the Company's Stock Option Plan, that Mr. Schein's spouse, and his children until they attain the age of 21, will be covered by the Company's health plan, and that the Company will provide Mr. Schein with the use of an automobile and expenses related thereto. The Consulting Agreement was originally entered into as part of a recapitalization of the Company's predecessor in 1982 among Mr. Schein and its other stockholders, and to secure for the Company the consulting services of Mr. Schein, who had served the Company in various executive capacities for more than the prior twenty years.

Report of the Compensation Committee of the Board of Directors

   The Committee, which also serves as the Stock Option Committee, has responsibility for the philosophy, competitive strategy, design, and administration of the Company's compensation program for its executive officers (including the Named Executive Officers). The Committee seeks to ensure that the executive officer compensation program is competitive in level and structure with the programs of comparably-sized businesses and that it is supportive of the Company's financial and operating objectives and aligned with the financial interests of the Company's stockholders. The Company and the Compensation Committee have retained the services of an indepen dent executive compensation consulting firm for advice regarding the competitive structure and administration of the officer compensation program.

   Philosophy and Program Components

   The Company's executive officer compensation program is structured to enable the Company to attract and retain the caliber of officers needed to ensure the Company's continued growth and profitability and to competitively compensate them based on their and the Company's performance and on the longer-term value they create for the Company's stockholders. The components of the officer compensation program consist of base salary, annual bonuses paid under the Company's annual Performance Incentive Plan, and periodic grants of stock options.

   The Company measures the competitiveness of its compensation program relative to the practices of other companies with annual revenues comparable to those of the Company. The Committee has adopted a philosophy which would seek to set salaries so as to be competitive within the 50th to 75th percentiles of practices at companies with annual revenues comparable to those of the Company. The philosophy also aims to structure Annual Performance Incentive Plan award opportunities so that an officer's salary plus annual bonus will fall within the 50th to 75th percentiles of competitive practices, assuming the Company's achievement of annual financial performance targets established by the Committee at the start of the year, and the achievements of the individual officer, evaluated against pre-established goals and objectives, Stock option grants would similarly be administered with reference to the 50th and 75th percentiles of option granting practices for companies of comparable revenue size.

   Base Salary

   The Company annually reviews officer salaries and makes adjustments as warranted based on competitive practices and the individual's performance. Salary increases are generally approved during the first quarter of the calendar year retroactive to January 1 of the year. The 1997 salaries of the Named Executive Officers, excluding Mr. Bergman, the Company's Chief Executive Officer, were increased by an average of 5.4%. The Committee was advised by its consultant that such officers' average 1997 salaries approximated the 50th percentile of competitive practices. Mr. Bergman's 1997 salary was increased pursuant to the terms of his employment agreement.

   Annual Incentive Compensation

   Annual incentive compensation for executive officers, other than Mr. Bergman, are paid under the Company's Performance Incentive Plan (PIP) which is designed to reward the achievement of pre-established corporate, business unit and individual performance goals so as to compensate them for both their individual performance and team financial results. The Chief Executive Officer annually determines those who will participate in the PIP and they are notified of their participation at the beginning of each year. The Chief Executive Officer determines the PIP performance goals for officers who report directly to him and determines goals for other participants in consultation with their supervisors. Performance goals are reviewed at mid-year to ensure their continued relevance.

   During the first quarter of the year, the Chief Executive Officer reviews financial and individual performance relative to PIP performance measures, standards and award payment opportunities established early in the prior year, and determines PIP award payments. The Chief Executive Officer reviews the performance achievements of the Company, its business units, and the executive officers, and the proposed PIP awards for executive officers, with the Compensation Committee which must approve the payment of these awards. PIP payments for 1997 performance for the Named Executive Officers, other than Mr. Bergman, were based on (1) the Company's 1997 earnings per share measured against the consensus expectations of analysts who follow the Company's stock,
(2) overhead expense measured against budgeted amounts, (3) achievement of customer service commitment goals, and (4) Team Schein's goals reflecting the professional growth and development of staff members and the promotion and support of the Company's cultural values. In addition, Mr. Breslawski's bonus reflected the sales and pretax income performance of the business units he manages.

   PIP payments for 1997 for the Named Executive Officers other than Mr. Bergman ranged from 27% to 34% of salary and averaged 31%. The Committee's compensation consultant has advised it that the average 1997 salary plus 1997 bonus for these four executive officers fell below the 25th percentile of annual cash compensation at businesses of comparable size.

   Stock Options

   The Company and the Committee believe that stock options directly align the long-term financial interests of the Company's officers and stockholders and intend to make grants on an annual basis. The Committee's compensation consultant provides it with competitive 50th and 75th percentile option granting guidelines, reflecting option granting practices of companies of comparable size, which are used in determining the size of the Company's stock option grants. In March 1998, the Committee granted options for a total of approximately 575,000 shares, including options to the following Named Executive Officers, at an exercise price of $39.875 per share: James Breslawski, 17,500 shares, Gerald Benjamin, 15,000 shares, Steven Paladino, 16,500 shares, and Mark Mlotek, 12,500 shares.

   The Chief Executive Officer

   Mr. Bergman's 1997 salary of $519,050 was set in accordance with the terms of his employment contract and was 3% higher than his 1996 salary. The contract also provides that Mr. Bergman's bonus be within a specified range based on the Company's performance as determined by the Committee. The Committee awarded Mr. Bergman an annual bonus of $358,230 with respect to 1997 performance. In making its bonus determination, the Committee evaluated the Company's 1997 earnings per share measured in relation to the consensus expectations of analysts who follow the Company's stock and the Company's successful acquisitions of MBM and Sullivan.

   Deductibility of Executive Compensation

    Section 162(m) of the Internal Revenue Code prohibits the Company from deducting annual compensation in excess of $1 million paid to any of the Named

Executive Officers, unless such compensation is performance-based and paid pursuant to criteria approved by the stockholders. Since the 1997 compensation paid to each of the Named Executive Officers does not exceed $1 million, all of these payments will be tax deductible by the Company. The Committee will continue to consider 162(m) in making its compensation decisions so as to ensure the deductibility of future compensation paid to Named Executive Officers.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Stanley M. Bergman, James P. Breslawski, Gerald A. Benjamin, Leonard
A. David, Mark E. Mlotek, Steven Paladino and Bruce Haber are executive officers of the Company and members of the Board of Directors which approved incentive compensation for the Named Executive Officers for fiscal 1997 based upon the recommendations of the Compensation Committee. None of the Named Executive Officers participated in any deliberations of the Board of Directors with respect to their own compensation for fiscal 1997.

                             CERTAIN TRANSACTIONS

   In the ordinary course of its business, the Company buys products from and sells products to Schein Pharmaceutical, Inc. in arms-length transactions. In 1997, the Company's purchases from Schein Pharmaceutical, Inc. amounted to approximately $7.0 million. Certain of the Company's stockholders and directors, including Stanley M. Bergman, Marvin H. Schein, Pamela Schein, and Pamela Joseph, and related persons thereto, own approximately 70% of the outstanding shares of common stock of Schein Pharmaceutical, Inc.

                            STOCK PERFORMANCE GRAPH

   The graph below compares the cumulative total stockholder return on $100 invested on November 3, 1995, the date of the initial public offering of the Company's Common Stock, through the end of fiscal 1995, fiscal 1996 and fiscal 1997 with the cumulative total return for the same periods on the same amount invested in the Nasdaq Stock Market (U.S. Companies) Composite Index and two indexes of peer companies selected by the Company. The companies in the Original Peer Group* were selected because they had the same SIC code as the Company. Upon further analysis of the size and business operations of these companies in comparison with the Company, and upon discussions with a number of investment analysts who follow the Common Stock and are familiar with the Company's business, the Revised Peer Group** was selected for future total shareholder return comparison purposes. Two of the companies that were in the Original Peer Group and would have been in the Revised Peer Group (Sullivan Dental and MBM) were acquired by HSI during 1997. In addition, the Company is included in the Original Peer Group but is not included in the Revised Peer Group, as the Company has decided that its exclusion provided more useful comparative data.



                          November 3, 1995      December 30, 1995       December 28, 1996      December 27, 1997

Henry Schein, Inc.            100.00                  129.67                  151.65                147.80
Original Peer                 100.00                  120.83                  108.35                131.30
Group
Revised Peer Group            100.00                  111.01                  124.41                119.94
NASDAQ                        100.00                  101.80                  125.21                153.65
Composite


--------
* Allegiance Corporation, American Home Patient, Inc., BEC Group, Inc., Biodynamics International Inc., Cantel Industries, Inc., Cyberonics Inc., Electroscope, Inc., Elron Electronic Industries Ltd., ESC Medical Systems Ltd., Graham-Field Health Products, Inc., Gulf South Medical Supply, Henry Schein, Inc., Innovative Medical Services, Micro Bio-Medics, Inc., Netmed Inc., Novoste Corporation, Owens & Minor, Inc., Patterson Dental Company, Physician Sales & Services, Inc., Prime Capital Corporation, Pro-Dex Inc., Strategic Distribution, Inc., Suburban Ostomy Supply Co., Inc., Sullivan Dental Products, Inc., Thermo-Mizer Environmental Corp., US-China Industrial Exchange, Inc., Vallen Corporation.

** Allegiance Corporation, Global DirectMail Corp., Graham Field Health Products, Gulf South Medical Supply, Inc., Owens & Minor, Inc., Patterson Dental Company, Physician Sales & Service, Inc., U.S. Office Products Co., Vallen Corporation, Viking Office Products, Inc. and VWR Scientific Products Corp.

                                  PROPOSAL 4
                RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

   Upon the recommendation of the Audit Committee, the Board of Directors has selected BDO Seidman, LLP as independent auditors for the Company for the year ending December 26, 1998, subject to ratification of such selection by the stockholders at the Annual Meeting. If the stockholders do not ratify the selection of BDO Seidman, LLP, another firm of independent public accountants will be selected by the Board of Directors. Representatives of BDO Seidman, LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders in attendance.


THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF THE COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING IS REQUIRED TO RATIFY THE SELECTION OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 26, 1998.

                      VOTING OF PROXIES AND OTHER MATTERS

   The Board of Directors recommends that an affirmative vote be cast in favor of each of the proposals listed on the proxy card.

   The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the stockholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

   A complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection on May 25, 1998 at the Company's headquarters located at 135 Duryea Road, Melville, New York 11747.

                                               STOCKHOLDER PROPOSALS

   Stockholders wishing to present proposals for action by the stockholders at the next Annual Meeting must present such proposals at the principal offices of the Company not later than December 26, 1998. It is suggested that any such proposals be submitted by certified mail, return receipt requested.

                                     BY ORDER OF THE BOARD OF DIRECTORS

                                     STANLEY M. BERGMAN

                                     Chairman, Chief Executive Officer
                                       and President

Melville, New York
April 20, 1998

                               HENRY SCHEIN, INC.
                                135 DURYEA ROAD
                           MELVILLE, NEW YORK 11747

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, having duly received the Notice of Annual Meeting of Stockholders and the Proxy Statement, dated April 20, 1998, hereby appoints Stanley M. Bergman and Mark E. Mlotek, as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated below, all shares of Common Stock of Henry Schein, Inc. held of record by the undersigned on April 13, 1998, at the

Annual Meeting of Stockholders to be held at 10:00 a.m. on Wednesday, May 27, 1998 at the Huntington Hilton, 598 Broadhollow Road, Melville, New York and at any adjournments or postponements thereof. The undersigned hereby revokes and previous proxies with respect to the matters covered by this Proxy.


     HENRY SCHEIN, INC.'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS

1. PROPOSAL TO ELECT ELEVEN DIRECTORS FOR TERMS EXPIRING AT THE 1999 ANNUAL MEETING.

/ /  FOR all nominees listed below       / /   WITHHOLD AUTHORITY
     (except as marked to the contrary)        to vote for all nominees listed
       below


   Stanley M. Bergman, Robert J. Sullivan, James P. Breslawski, Bruce J. Haber, Gerald A. Benjamin, Leonard A. David, Mark E. Mlotek, Steven Paladino, Barry J. Alperin, Pamela Joseph, Donald J. Kabat, Marvin H. Schein and Irving Shafran

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

   --------------------------------------------------------------------------

2.   PROPOSAL TO APPROVE AMENDMENT OF CERTIFICATE OF INCORPORATION

          / / FOR                / / AGAINST            / / ABSTAIN

3.   PROPOSAL TO APPROVE AMENDMENT OF THE 1991 STOCK OPTION PLAN

          / / FOR                / / AGAINST            / / ABSTAIN

4. PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 26, 1998

          / / FOR                / / AGAINST            / / ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.



Please sign exactly as names appear on
this proxy. Where shares are held by
joint tenants, both should sign. If
signing as attorney, executor,

administrator, trustee or guardian,
please give full title as such. If a
corporation, please sign in full
corporate name by president or other
authorized person. If a partnership,
please sign in partnership name by
an authorized person.

Dated
              ---------------------------------

      ---------------------------------
(Signature)

PLEASE MARK, SIGN, DATE AND RETURN THIS
PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.